                                                                   EXHIBIT 10.11

                                                                  EXECUTION COPY


                              RESIGNATION AGREEMENT

         THIS RESIGNATION AGREEMENT, dated as of December 9, 2002 (the "Resignation Agreement"), by and among Trizec Properties, Inc. (formerly known as TrizecHahn Corporation), a Delaware corporation (the "Company"), and Gregory
F. Hanson (the "Executive").

         WHEREAS, the Company and the Executive are parties to a certain assignment of employment agreement, dated May 8, 2002 (which includes, as Exhibit I, provisions relating to termination following a change in control of TrizecHahn Corporation and, as Exhibit II, an employment agreement dated May 22, 2001 between the Executive and TrizecHahn Corporation), relating to the role of the Executive as Chief Financial Officer for the Company (the "Agreement");

         WHEREAS, the Company recognizes the Executive's significant contributions to the Company;

         WHEREAS, the Company and the Executive have agreed to the Executive's resignation from service as an officer of the Company, effective as of December 13, 2002;

         WHEREAS, the parties intend that this Resignation Agreement shall set forth the terms regarding the Executive's resignation.

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Resignation Agreement, the parties hereto hereby agree as follows:

         1.       RESIGNATION

         The Executive hereby resigns from his position as Chief Financial Officer of the Company and from any other positions as an employee, officer or director of the Company or any of its subsidiaries or affiliated companies, effective as of December 13, 2002 (the "Effective Date"). As of the Effective Date, the Agreement shall become null and void and have no further force or effect; provided, however, that nothing herein shall affect the continued validity and effectiveness of that certain Confidentiality/Nondisclosure Agreement and Release, dated May 8, 2002, by and between the Executive and Trizec Hahn Corporation.

         2.       SEVERANCE PAYMENT

         In consideration of the covenants set forth herein, the waiver and release set forth below, and provided that the Executive does not revoke this Resignation Agreement during the Revocation Period (as defined below), the Executive shall receive a total cash severance payment of $1,350,170.64, less applicable deductions for federal, state and local taxes and other authorized deductions (the "Severance Payment").
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         The Severance Payment is comprised of the following amounts, in each case less applicable deductions for federal, state and local taxes and other authorized deductions:

         (a)      base salary for 12 months totaling $550,000;

         (b)      bonus for 12 months totaling $385,000;

         (c)      present cash value of benefits totaling $16,170.64;

         (d)      car allowance for 12 months totaling $24,000;

         (e)      2002 pro-rata bonus totaling $375,000.

         Within two (2) business days following the completion of the Revocation Period, as set forth below, the Executive shall receive a lump sum payment (less applicable deductions for federal, state and local taxes and other authorized deductions) of the Severance Payment. In the event that Executive dies subsequent to his signing this Resignation Agreement, but before the Severance Payment is paid, the Severance Payment and other benefits payable hereunder shall be paid or provided to his estate.

         3.       HEALTH CARE AND LIFE INSURANCE BENEFITS; COBRA.

         The Executive is entitled to continued coverage under the Company's group health, vision and dental plans for a period of 18 months or until the Executive secures other employment or becomes eligible under another group plan, whichever occurs first. During this 18 month period, the Executive will be responsible for the entire cost of the COBRA premium.

         The continuation of the health and dental benefits, described above, shall run concurrently with the Executive's right to continuation of such benefits, as provided under Federal law (i.e., COBRA). In other words, the Executive's COBRA benefits shall commence as of the first day of the month following the Effective Date (i.e., January 1, 2003) and may continue for a period of up to 18 months, or as otherwise provided under federal law.

         The Company will pay the Executive an amount equal to the present cash value of all benefits provided to the Executive immediately prior to the termination of his employment, determined on an annual basis. Such amount has been specified and included in Section 2 of this Resignation Agreement.

         Based on these provisions, the Executive acknowledges his obligation to notify the Company when he secures alternative employment. Any such communication should be directed in writing to the Company to the attention of Celeste Allison.

         4.       STOCK OPTIONS.

         With respect to stock options for Five Hundred Ninety Thousand (590,000) Company shares and One Hundred Thousand (100,000) shares of Trizec Canada, granted to the Executive as described on Exhibit A attached hereto and made a part hereof, all of those stock


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
options shall be fully vested on the Effective Date and the Executive shall have until December 13, 2003 to exercise the Executive's vested stock options.

         5.       401(K) PLAN.

         Salary deferrals into the 401(k) plan cease as of the Effective Date and will be fully vested. The Executive may obtain a current statement of the Executive's account balance by calling New York Life Benefits Complete at (800) 294-3575.

         6.       DEFERRED COMPENSATION PLAN.

         Salary and/or incentive compensation deferrals into the Deferred Compensation Plan cease at the Effective Date. Distributions of the Executive's account balance are paid out in either quarterly installments or a lump sum (depending on the Executive's previous election) as soon as practicable following the end of the quarter in which the Effective Date occurs. All distributions are treated as "ordinary income" subject to federal and state tax at the time of distribution. The Executive may obtain the Executive's current account balance by calling TBG Financial at (800) 824-0040 or by checking the website at www.tbgfinancial.com.

         7.       UNUSED VACATION.

         Based on the Executive's termination of employment, the Executive will receive a lump sum payment equal to the Executive's accrued but unused vacation totaling 135.30 hours through November 29, 2002, as adjusted for any vacation time utilized through December 13, 2002 and for additional vacation time accrued through December 13, 2002 (less applicable deductions for federal, state and local taxes and other authorized deductions). This will be payable to the Executive on the day the Executive is paid the Severance Payment.

         8.       OTHER.

         The Executive may take his cell phone (and related charger and other attachments). Upon the Effective Date, the Executive will be responsible for the charges related to use of the Executive's cell phone. In addition, through December 13, 2003, the Company shall maintain a mutually agreed automatic reply message on the Executive's current Company e-mail address and current Company phonemail number.

         9. GENERAL RELEASE BY EXECUTIVE; LIMITED RELEASE BY COMPANY; INDEMNIFICATION; CONFIDENTIALITY; ARBITRATION.

         The Executive acknowledges and agrees that in order to select and receive the severance benefits described in this Resignation Agreement, a general release is required as a condition for such benefits. Thus, by executing this Resignation Agreement, the Executive agrees to give a general release as provided herein and hereby agrees that he has no claims against the Company, its predecessors, successors or assigns, affiliated companies, and their respective officers, directors, agents and employees, and by execution of this Resignation Agreement the Executive agrees to waive and release any such claims, except relating to the Severance Payment and the benefits specified in this Resignation Agreement.


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
         The Executive understands and agrees that this general release extends to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which he ever had or may now have against the Company and/or any related entities, their successors or assigns, and their respective officers, directors, agents and employees, including, without limitation, any claims, demands, liabilities and causes of action arising from his employment with the Company and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act ("ADEA"), the Americans with Disabilities Act, the Civil Rights Act of 1991, any other local, state or federal fair employment laws, and any contract, tort, or other claims.

         It is further understood and agreed that the Executive is expressly waiving any right to initiate an action in state or federal court by the Executive or on his behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract, tort or other claims based on the termination of the Executive from the Company. It is also acknowledged that the Executive's termination is not in any way related to any work-related injury.

         As additional consideration for the Executive's signing this Resignation Agreement, the Company releases and forever discharges the Executive from, and agrees not to sue the Executive with respect to, any and all claims, demands, rights and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, arising from any act occurring before the execution of this Resignation Agreement, including any act connected with the Executive's employment by the Company and the facts and circumstances surrounding resignation from that employment. This release also expressly includes any claims for punitive or compensatory damages, equitable relief or attorneys' fees or other expenses incurred by the Company. This release does not include future claims for breach of this Resignation Agreement or any claims, demands, rights and causes of action of any nature whatsoever arising from, relating to or constituting an act of willful or criminal misconduct by the Executive that is currently unknown to the Chief Executive Officer of the Company.

         The Company agrees to indemnify and hold harmless the Executive to the maximum extent permitted by its bylaws and applicable law, against all costs, charges or expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive's employment with the Company, provided that such indemnity shall not apply to any claim arising out of the Executive's criminal conduct.

         The Executive agrees that he will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company and/or its senior management, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company agrees that from and after the date of this Resignation Agreement the directors and officers of the Company at the level of


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Senior Vice President and above will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Executive, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law and that the Company will use reasonable efforts to prevent other officers from making or republishing any such disparaging statements.

         The Executive further acknowledges that, in the course of his employment at the Company, he has come to know or have access to certain information which is proprietary to the Company, including, but not limited to, confidential personnel information, confidential tenant information, confidential financial information and projects, computer software and databases, information concerning pending or potential transactions, marketing techniques and strategies, and other confidential information of the Company. As consideration for the Severance Payment and the benefits set forth in this Resignation Agreement, the Executive agrees not to disclose this information to anyone and not to use this information for any personal or business purpose.

         It is further understood that the Executive agrees to maintain the confidentiality of the terms of this Resignation Agreement, including nondisclosure of this Resignation Agreement or the terms therein, to any former, current, or future employees of the Company, it being understood that this provision shall not preclude the Executive from discussing the contents of this Resignation Agreement with his spouse, attorney or any tax advisor, except that they are to be advised of the confidentiality requirements herein, or to the extent required by law or lawful court order. The Company agrees to maintain the confidentiality of the terms of this Resignation Agreement, including nondisclosure of this Resignation Agreement or the terms therein, it being understood that this provision shall not preclude the Company from discussing the contents of this Resignation Agreement with its employees on a strict need-to-know basis, its attorneys or any tax advisor, except that they are to be advised of the confidentiality requirements herein, or to the extent required by law or lawful court order.

         The Company and the Executive agree to be obligated to resolve any disputes relating to any matters set forth in this Resignation Agreement and/or concerning any matters arising out of the Executive's employment at the Company through binding arbitration with a single arbitrator in New York, New York, pursuant to the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association. In any such arbitration, the arbitrator shall have the discretionary authority to award reasonable attorneys' fees, costs and expenses to the prevailing party.

         10. ACKNOWLEDGEMENT. By signing this Resignation Agreement, the Executive acknowledges and confirms that:

                  (i) the Executive was advised by the Company in connection with the termination of his employment to consult with an attorney of the Executive's choice prior to signing this Resignation Agreement and to have such attorney explain the terms of this Resignation Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA;


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

         (ii) the Executive has no employment discrimination or other complaints or charges against the Company or any of its subsidiaries or affiliated companies pending before any local, state, federal or foreign court, tribunal or administrative agency;

         (iii) the Executive has been given not less than twenty-one days to consider the terms of this Resignation Agreement and to consult with an attorney of the Executive's choosing with respect thereto;

         (iv) the making of any changes to this Resignation Agreement did not lengthen the twenty-one day period the Executive was given to consider the Resignation Agreement;

         (v) during the Revocation Period the Executive has the option to revoke acceptance of this Resignation Agreement in accordance with the terms set forth below;

         (vi) the Executive is providing the release and discharge of ADEA claims only in exchange for consideration which exceeds any consideration which the Executive is or might otherwise be entitled to under any policy, plan or procedure of the Company; and

         (vii) the Executive has read this Resignation Agreement carefully and completely, understands each of the terms of the offer and this Resignation Agreement and knowingly and voluntarily accepted the terms of this Resignation Agreement.

         11.      REVOCATION

         The Executive shall have the right to revoke this Resignation Agreement during the seven-day period commencing on the date the Executive signs and delivers this Resignation Agreement to the Company (the "Revocation Period"). The Revocation Period shall expire at 5:00 p.m. Eastern Standard Time on the last day of the Revocation Period. In the event of any such revocation by the Executive, all obligations of the Company under this Resignation Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation will be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

         12.      SEVERABILITY

         Each provision of this Resignation Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Resignation Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Resignation Agreement. If any of the provisions contained in this Resignation Agreement shall be determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally


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

permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

         13.      REPRESENTATION

         The Executive represents that as of the Effective Date he does not have any knowledge of any accounting irregularities in the Company's accounts (other than immaterial items that did not affect the overall accuracy of the Company accounts), and that, as of November 14, 2002, the Company had implemented adequate internal controls and disclosure controls to satisfy the requirements of the Securities Exchange Act of 1934.

         14.      COOPERATION

         The Executive agrees that, following the Effective Date, he shall make himself reasonably available to reasonably assist and cooperate with the Company in connection with any matters relating to the business or affairs of the Company, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or arbitration related to the business of the Company during the Executive's term as an officer thereof. The Executive shall provide such assistance and cooperation at such time and place and in such manner as may be reasonably requested, in good faith, from time to time by the Company, taking into consideration the Executive's other business and personal commitments and the needs of the Company. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the provision of such cooperation and assistance and pay a reasonable per diem fee, as agreed upon between the Company and the Executive.

         15.      NOTICES

         For the purpose of this Resignation Agreement, notices, demands and all other communications provided for in this Resignation Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, or postage prepaid and return receipt requested to the parties at their respective addresses set forth below or to such other address or tax number as to which notice is given.

         If to the Company:                 Trizec Properties, Inc.
                                            Sears Tower
                                            233 South Wacker Drive
                                            Suite 1800
                                            Chicago, IL 60606
                                            Attention: Chief Executive Officer

         If to the Executive:               Mr. Gregory F. Hanson
                                            135 Nod Road
                                            Ridgefield, CT 06877-5811

         Notices, demands and other communications shall be deemed given on delivery thereof.


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

         16.      ENTIRE AGREEMENT

         This Resignation Agreement (including the relevant provisions of the stock option agreements and pension plans incorporated herein by reference) represents the entire agreement of the parties concerning the subject matter of this Resignation Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company and the Executive, including, without limitation, the Agreement.

         17.      AMENDMENT

         This Resignation Agreement may be amended at any time by mutual written agreement of the parties hereto.

         18.      GOVERNING LAW

         The provisions of this Resignation Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to principles of conflict of laws.

         19.      COUNTERPARTS

         This Resignation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         20.      ASSIGNMENT

         This Resignation Agreement may not be assigned by either party without the prior, express written consent of the other party.

         21.      SURVIVORSHIP

         The respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Resignation Agreement to the extent necessary to the intended preservation of such rights and obligations.

         22.      CONSTRUCTION

         The parties acknowledge that this Resignation Agreement is the result of arm's-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Resignation Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Resignation Agreement.


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

         IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Resignation Agreement on the day and year first above written.

                                    TRIZEC PROPERTIES, INC.



                                    By:      /s/ Timothy H. Callahan
                                       -----------------------------------------
                                         Name:        Timothy H. Callahan
                                         Title:       President and CEO


                                    GREGORY F. HANSON


                                             /s/ Gregory F. Hanson
                                    --------------------------------------------


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

                                                                       EXHIBIT A

                                GREGORY F. HANSON
                SCHEDULE OF STOCK OPTIONS AND ORIGINAL TERMS(1)


        OPTIONED                  OPTION                   EXERCISABLE
        SHARES                    PRICE                    FROM AND AFTER          EXPIRATION DATE
        100,000                   US$ 16.24                May 11, 2002            May 11, 2008
        30,000                    US$ 16.34                January 9, 2003         January 9, 2009
        200,000                   US$ 17.20                May 11, 2003            May 11, 2008
        30,000                    US$ 17.30                January 9, 2004         January 9, 2009
        200,000                   US$ 18.16                May 11, 2004            May 11, 2008
        30,000                    US$ 18.26                January 9, 2005         January 9, 2009

        100,000                   CA$ 25.46                May 8, 2002             May 11, 2008

Total:   590,000 shares of Trizec Properties
         100,000 shares of Trizec Canada

-------------
(1) As per Section 4, all options will become immediately exercisable on the Effective Date and remain exercisable through December 13, 2003.